Exhibit (a)(1)(F)

ReWalk Robotics Ltd.

Form of e-mail regarding confirmation of receipt of notice of withdrawal

Subject: Equity Exchange Program—Personal and Confidential

Dear ReWalk Employee or Consultant,

ReWalk Robotics Ltd. acknowledges receipt of your Notice of Withdrawal from participation in ReWalk’s equity exchange program (the “Exchange Offer”).

By submitting this Notice of Withdrawal, you have now validly withdrawn the Notice of Election covering eligible options to purchase ordinary shares (the “Eligible Options”) that you previously submitted. The Eligible Options covered by this Notice of Withdrawal will remain outstanding on their pre-existing terms and conditions.

If you change your mind, you may alter your election with respect to some or all of your Eligible Options by submitting a duly completed and signed new Notice of Election. We must receive this new Notice of Election by 4:59 p.m., New York time (11:59 p.m., Israel time) on October 4, 2017 (or such later date as may apply if the Exchange Offer is extended), in the manner described in the formal “Offer to Exchange” document and other materials in the Tender Offer Statement on Schedule TO filed by the Company with the United States Securities and Exchange Commission (the “SEC”), which was previously provided to you and can be accessed at www.sec.gov. The Tender Offer Statement is also re-attached to this email for ease of reference. Forms of the Notice of Election and Notice of Withdrawal are also attached to this email.

This notice does not constitute the “Offer to Exchange.” You should read the Tender Offer Statement on Schedule TO and exhibits, including the “Offer to Exchange,” dated September 6, 2017, because they contain important information about the Exchange Offer. You can access these documents at the SEC’s website at www.sec.gov, and they are also re-attached to this email. Neither ReWalk nor the Board of Directors is making any recommendation as to whether or not you should participate in the Exchange Offer. You must make your own decision as to whether or not to participate, and ReWalk strongly recommends that you consult with your own legal, financial and tax advisors in relation to any questions concerning the Exchange Offer including any personal tax implications or otherwise.

Regards,

Kevin Hershberger

Chief Financial Officer

ReWalk Robotics Ltd.